Exhibit 99.1

COMPANY CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines

Phone: 808.838.6778

Keoni.Wagner@HawaiianAir.com

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum / Allyson Pooley

Integrated Corporate Relations

Phone: 310.395.2215

agreenebaum@icrinc.com / apooley@icrinc.com

Hawaiian Airlines Announces Wide-Body Fleet Expansion

HONOLULU — February 14, 2006 — Hawaiian Airlines (AMEX and PC: HA) announced today that it has signed letters of intent to acquire four additional Boeing 767-300 aircraft, which will bring its long-haul fleet to a total of 18 of the wide-body aircraft. The company expects to introduce these aircraft into service after necessary modification work has been completed. The expected dates of introduction and the additional services these aircraft will operate will be announced at a later date.

“This expansion is great news for our company, our employees — especially those we will be able to recall from furlough — and for Hawaii tourism,” said Mark Dunkerley, president and chief executive officer.

The four 767-300 aircraft Hawaiian will acquire were previously operated by Delta Airlines, which rejected its leases on the aircraft in conjunction with its ongoing Chapter 11 reorganization. Each will be overhauled and outfitted in Hawaiian’s standard interior configuration, including 18 seats in First Class and 242 seats in Coach. The letters of intent are subject to certain closing conditions.

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Hawaiian Airlines Announces Wide-Body Fleet Expansion

Tuesday, February 14, 2006

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. Theses forward-looking statements are and will be, as the case may be, subject to certain risks, uncertainties and factors, including the satisfaction of the conditions to the letters of intent with respect to the aircraft purchase and the ability to negotiate with one of the Company’s existing aircraft lessors regarding a recall provision, exercisable by the lessor commencing in 2007,with respect to seven aircraft or to otherwise replace such aircraft. These risks, uncertainties and other factors may cause the Company’s actual results to be materially different from any future results, expressed or implied, in theses forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.